Exhibit 21

LIST OF SUBSIDIARIES OF HARRIS INTERACTIVE INC.

•	GSBC Ohio Corporation, an Ohio Corporation

•	Louis Harris & Associates, Inc., a New York Corporation

•	Harris Interactive International inc., a Delaware Corporation

•	Harris Interactive Japan K.K., a Japanese Corporation

•	Total Research Corporation, a Delaware Corporation

•	Total Research Holdings Limited, a United Kingdom Corporation

•	Total Research Acquisitions Limited, a United Kingdom Corporation

•	Total Research Limited, a United Kingdom Corporation

•	Romtec Limited, a United Kingdom Corporation

•	Research Europe Limited, a United Kingdom Corporation

•	Market Research Solutions Limited, a United Kingdom Corporation

•	IRB International Limited, a United Kingdom Corporation

•	Telesolutions Limited, a United Kingdom Corporation

•	Teligen Limited, a United Kingdom Corporation

•	HI Global Limited, a United Kingdom Corporation

•	HI Europe Limited, a United Kingdom Corporation

•	Novatris, S.A., a French Corporation